Exhibit 99.1
                                                   ============

International                                      NEWS RELEASE
Technology
Corporation




Release Date:       FOR IMMEDIATE RELEASE

Contact:            International Technology Corp.
                    Philip H. Ockelmann
                    (310) 378-9933
                    Sitrick And Company
                    Jody Martin/Jeff Lloyd
                    (310) 788-2850


              INTERNATIONAL TECHNOLOGY CORPORATION
             CLOSES $45 MILLION CARLYLE INVESTMENT

 Investment Supports Company's Growth and Diversification Plan

Torrance, CA   November 20, 1996   International Technology Corporation
(NYSE: ITX) (IT) today announced that the Company's stockholders have approved a $45 million investment by The Carlyle Group in newly issued preferred stock of the Company and that the transaction has closed. In addition, stockholders approved a one-for-four reverse split of IT's common stock. Such approvals were announced today in Los Angeles at the Company's annual meeting of stockholders.

Anthony J. DeLuca, IT's president and acting chief executive officer, stated, "By approving this investment, IT's stockholders demonstrated their confidence in our growth and diversification plan. This $45 million equity infusion will substantially increase our financial strength and stability, and will be the primary source of capital to finance our acquisition program. Our objective is to make IT a platform to build a multi-billion dollar global consulting, engineering and construction firm."

The one-for-four reverse stock split will become effective for trading tomorrow, November 21, 1996, and will reduce the total number of IT's common shares outstanding from approximately 36 million to approximately
9 million. The Board of Directors believes that the reverse split will be advantageous to the both the Company and its stockholders as a means of enhancing the liquidity and marketability of IT's common stock.

Statements made in this news release that state the Company's or manage-ment's intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements that involve risk and uncertainties.

It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. In addition to the factors set forth above, other important factors that could cause actual results to differ materially include, but are not limited to, projected financial results, funding of backlog, the effects of the Company's restructuring, industry-wide market factors, and the Carlyle investment.

International Technology Corporation, based in Torrance, California, is a leading environmental management company providing services to government and industry. The Company's common stock and depositary shares are traded on the New York Stock Exchange under the symbols ITX and ITXpr, respectively.

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